Exhibit 10.8

June 20, 2008

Franck Gougeon

4729 Annaway Drive

Edina, MN 55436

Re:  AGA Medical Holdings, Inc. Board of Directors

Dear Mr. Gougeon,

On behalf of AGA Medical Holdings, Inc. (“AGA”), we are pleased to confirm the terms on which you will continue your service as a member of the Board of Directors.  Your membership on the Board of Directors is as a Gougeon Designee pursuant and subject to the terms of this engagement letter and that certain Amended and Restated Stockholders Agreement dated April 21, 2008 by and among AGA and its stockholders, as amended from time to time.

Board Seat and Term.  You will fill the seat which you currently occupy.  The initial term of your appointment and election shall be for the three year period ending on the later of the third annual meeting of stockholders following the filing of the Amended and Restated Certificate of Incorporation of AGA which is attached as Exhibit B to the Amended and Restated Stockholders Agreement or the third anniversary of this engagement letter.  You will serve as a concurrent director of AGA Medical Corporation, a wholly owned subsidiary of AGA Medical Holdings, Inc., and of Amplatzer Medical Sales Corporation, a wholly owned subsidiary of AGA Medical Corporation, and serve on various committees of each such Boards of Directors as appointed or elected.

Commitment.  You will devote reasonable and sufficient time and attention to your service hereunder and to the advancement of the business and interests of AGA Medical Holdings, Inc., its subsidiaries and affiliated entities, and make yourself available for in-person and telephonic communications as reasonably requested.  During your service, you will not undertake any outside activity that could reasonably give rise to a conflict of interest or otherwise interfere with your duties and obligations hereunder.

Compensation.  You will receive the same compensation and stock options as received from time to time by the independent directors.  Presently, the compensation and stock options are as follows:

A.           an annual retainer of $12,500, payable in full upon being appointed to the Board of Directors and each anniversary thereafter during your term of service;

B.             a fee of $2,500, payable for each meeting of the full Board of Directors (but not for any committee of the Board) attended by you in person (as opposed to telephonically) as a director;

C.             a fee of $500, payable for each meeting of the full Board of Directors (but not for any committee of the Board) attended by you telephonically as a director;

D.            an annual grant of options to purchase 15,000 (subject to proportionally adjustment for stock splits, combinations and the like) shares of common stock of AGA Medical Holdings, Inc., pursuant to the terms and conditions of the existing AGA Medical Holdings, Inc. stock option plan and subject to the terms and conditions of your individual option agreement, such options to be issued as of the date you are appointed to the AGA Medical Holdings, Inc. Board of Directors and on each anniversary thereafter, up to a maximum of 45,000 total option shares for the initial three (3) year term; and

E.              reimbursement of out-of-pocket expenses incurred by you in connection with attending meetings of the Board of Directors (or any committee thereof) in person as a director.

Options.  Stock options granted to you will (i) have a strike price equal to the fair market value of the common stock of AGA Medical Holdings, Inc. on the date of grant, (ii) vest immediately when granted, and (iii) will have a ten (10) year term.  If your service is terminated by you with thirty (30) days’ written notice, or by your death, you or your estate shall retain vested options and option shares; provided, however, that options not exercised within ninety (90) days of such termination will be forfeited.  If your service is terminated by you without thirty (30) days’ written notice or by the shareholders of AGA for Cause, all vested and unvested options and option shares shall be forfeited.

Confidential Information.  “Confidential Information” means any and all information of AGA Medical Holdings, Inc, AGA Medical Corporation, Amplatzer Medical Sales Corporation, and any other related or affiliated entities (individually and collectively “AGA”), that is not generally known by others with whom AGA competes or does business, or with whom AGA plans to compete or do business, and any and all information which if disclosed by AGA would assist others in competition against AGA.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of AGA, (ii) all products planned, researched, developed, tested, manufactured, sold, licenses, leased or otherwise distributed or put into use by AGA together with all services provided or planned by AGA during the term of service (collectively “Products”), (iii) the costs, sources of supply, financial performance, business plans and strategic plans of AGA, (iv)  the identity and special needs of customers of AGA, (v) the people and organizations with whom AGA has business relationships and those relationships, (vi) any information that AGA has received or may receive hereafter from others with any understanding, express or implied, that the information not be disclosed, and (vii) any and all information previously disclosed to you by AGA which otherwise would constitute Confidential Information hereunder.

You acknowledge that AGA continually develops Confidential Information, that you may develop Confidential Information for AGA, and that you have in the past and may in the future learn of Confidential Information during your service.  You will comply with the policies and procedures of AGA for protecting Confidential Information and you will never use or disclose to any person or entity (except as required by applicable law or for the proper performance of your duties and responsibilities to AGA) any Confidential Information obtained by you incident to your service.  You understand that this restriction shall continue to apply after your service to AGA terminates, regardless of the reason for such termination.  You acknowledge that all documents, records, tapes and other media or every kind obtained by you containing Confidential Information are the exclusive property of AGA and shall be returned to AGA immediately upon the termination of your service to AGA, regardless of the reason for such termination.

Restricted Activities.  You agree that some restrictions on your activities during and after your service to AGA are necessary to protect the goodwill, Confidential Information and other legitimate interests of AGA.

During your service to AGA and for twelve (12) months after your service to AGA terminates, regardless of the reason for such termination, you will not, directly or indirectly, whether as owner, partner, board member, investor, consultant, agent, employee, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), (i) compete with AGA in any business related to the developing, selling, licensing or otherwise providing products similar in purpose, design or function to the Products and related services to physicians, hospitals or other medical establishments in the United States or such other business activities which AGA shall conduct or intend to conduct as of the termination date, or (ii) undertake any planning for any business competitive with AGA.

During your service to AGA and for twelve (12) months after your service to AGA terminates, regardless of the reason for such termination, you will not, directly or indirectly, (i) hire, attempt to hire, or assist any other person to hire or attempt to hire, any employee or independent contractor of AGA or who was an employee or independent contractor of AGA within six (6) months preceding such hire or attempt to hire, (ii) solicit or encourage any employee, independent contractor, customer or vendor of AGA to terminate or diminish his, her or its business relationship with AGA, or, in the case of a customer, to conduct with any person or entity any business or activity which such customer conducts or could conduct with AGA.

Termination.  You may terminate your service to AGA without cause upon thirty (30) days’ written notice.  Subject to the terms of the Amended and Restated Certificate of Incorporation of AGA, as amended from time to time, your service may be terminated  by the vote of the shareholders of AGA for Cause.  The following shall constitute “Cause” for termination of your services to AGA to the extent relating to acts or omissions discovered or arising after the date hereof: (i) your conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) your substantiated fraud, theft or embezzlement committed with respect to AGA or in your fiduciary capacity for any other entity; (iii) breach of your obligations under the Confidential Information and Restricted Activities sections herein that causes material harm to AGA; and (iv) your willful and continued failure to perform your material duties to AGA pursuant to applicable laws, rules, regulations, standards and this engagement letter.

Indemnification.  You will have all of the same rights to indemnification as provided to the other members of the Board, whether pursuant to applicable law, AGA’s Certificate of Incorporation and Bylaws, each as amended, or otherwise, but with your choice of counsel in the event that you assert that there is a conflict of interest between your representation and the representation of other board members; provided, however, that you will select from the insurance carrier approved panel counsel for indemnifiable claims covered by AGA’s directors and officers insurance unless there is an actual conflict of interest or where otherwise reasonably justifiable

Enforcement of Covenants.  You acknowledge that the covenants of the Confidential Information and Restricted Activities sections herein are necessary for the reasonable and proper protection of AGA with respect to subject matter, length of time, and geographic area.  You further acknowledge that, were you to breach the covenants of the Confidential Information and Restricted Activities sections herein, the damage to AGA would be irreparable.  You therefore agree that AGA, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach of any of said covenants.  You agree that all of said covenants shall survive the termination of this engagement letter for any reason.  You further agree that, in the event, any of said covenants shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such covenant shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Assignment.  Neither you nor AGA may make any assignment of this engagement letter or any interest herein, by operation of law or otherwise, without the prior written consent of the other.  This engagement letter shall inure to the benefit of and be binding upon you and AGA, our respective successors, executors, administrators, heirs and permitted assigns.

Waiver and Modification.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation hereof, or the waiver by either party of any breach hereof, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This letter agreement may be amended or modified only by a written instrument signed by you and an expressly authorized representative of AGA.

If the above terms are acceptable to you, please execute where provided below and return the original to me at your earliest convenience.  On behalf of AGA, I look forward to working with you to serve AGA and its patients.

Sincerely,	Agreed and Accepted:

/s/ Ronald E. Lund	By:	/s/ Franck L. Gougeon
Ronald Lund
General Counsel and Secretary	Dated:	6-20-08